Exhibit 2.1

Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT (this “Amendment”) to the Agreement (as defined below) is entered into as of January 3, 2025, by and among Carlyle Secured Lending III, a Delaware statutory trust (“CSL III”), Carlyle Secured Lending, Inc., a Maryland corporation (“CSL”), Blue Fox Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of CSL (“Merger Sub”), and, for the limited purposes set forth therein, CSL III Advisor, LLC, a Delaware limited liability company and investment adviser of CSL III (“CSL III Advisor”), and Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company and investment adviser of CSL (“CGCIM,” together with CSL III Advisor, the “Advisors”). CSL, CSL III, Merger Sub and the Advisors are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of August 2, 2024 (as amended, modified, supplemented, or restated from time to time, the “Agreement”);

WHEREAS, Section 9.5 of the Agreement permits the Parties to amend the Agreement at any time before or after approval of the CSL Matters by the stockholders of CSL by an instrument in writing signed by the Parties (acting upon the recommendation of the CSL III Special Committee, in the case of CSL III, or the CSL Special Committee, in the case of CSL); and

WHEREAS, the Parties desire to enter into this Amendment to amend certain terms of the Agreement in accordance with the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Amendments to the Agreement.

(A) Section 9.4 of the Agreement shall be amended and restated in its entirety as follows:

9.4 Fees and Expenses.

(a) Subject to Section 9.2, all fees and expenses incurred by any party or any of its Consolidated Subsidiaries in connection with or related to this Agreement and the Transactions, (the “Transaction Expenses”), including all (i) fees and expenses for financial advisory and legal services to each of CSL and CSL III in connection with this Agreement and the Transactions, (ii) fees and expenses incurred in connection with the CSL Stockholder Meeting, such as printing and mailing the Registration Statement and necessary ancillary documents, (iii) fees and expenses incurred in connection with soliciting and tabulating stockholder votes, including the cost of a proxy solicitation firm, (iv) fees and expenses incurred in connection with meetings of the CSL Special Committee and the CSL III Special Committee, (v) fees and expenses incurred by the CSL Board or the CSL III Board in connection with the Transactions including legal, tax, and other outside advisors, (vi) fees and expenses incurred in connection with litigation relating to the Transactions, (vii) the drafting of this Agreement, the other ancillary documents and the Registration Statement, (viii) filing and other fees paid to the SEC in connection with the Transactions, and (ix) filing and other fees incurred in connection with any filing under the HSR Act in connection with the Transactions, shall, in each case, be paid in accordance with Section 9.4(b).

(b) (i) If Closing occurs, CGCIM and/or CSL III Advisor shall, as they deem appropriate, either through direct payment to the vendors or payees, through waiver or offset of fees owed to CGCIM or CSL III Advisor or through reimbursement to CSL or CSL III, as the case may be, bear the Transaction Expenses allocated to CSL and CSL III respectively, in a mutually agreeable manner, up to an aggregate amount equal to $5,000,000; provided that, each of CSL and CSL III shall pay its pro rata share of Transaction Expenses in excess of the portion of the Expense Cap applicable to it, if any, allocated based upon the relative net assets of CSL and CSL III, respectively, as of the date on which the Exchange Ratio is determined, (ii) if Closing does not occur because the stockholders of CSL shall have failed to approve the CSL Matters by the CSL Requisite Vote of CSL’s stockholders at a duly held meeting of CSL’s stockholders or at any adjournment or postponement thereof at which the CSL Matters have been voted upon and thereafter this Agreement is terminated, (x) CSL III Advisor shall, either through direct payment to the vendors or payees, through waiver or offset of fees owed to CSL III Advisor or through reimbursement to CSL III, bear CSL III’s pro rata share of the aggregate Transaction Expenses allocated based upon the relative net assets of CSL and CSL III as of the most recent quarter-end preceding the date of such termination, up to an aggregate amount equal to $2,500,000; provided that, CSL III shall pay any Transaction Expenses allocated to it that exceed $2,500,000, and (y) CSL shall pay all of its pro rata share of the aggregate Transaction Expenses allocated based upon the relative net assets of CSL and CSL III as of the most recent quarter-end preceding the date of such termination, and (iii) if Closing does not occur other than for a reason set forth in Section 9.4(b)(ii), CGCIM and/or CSL III Advisor shall, as they deem appropriate, either through direct payment to the vendors or payees, through waiver or offset of fees owed to CGCIM or CSL III Advisor or through reimbursement to CSL or CSL III, bear 50% of the aggregate Transaction Expenses, up to an aggregate amount equal to $2,500,000 (such amount under clauses (i), (ii) or (iii), the “Expense Cap”); provided that, each of CSL and CSL III will pay its pro rata share of Transaction Expenses in excess of the portion of the Expense Cap applicable to it, if any, allocated based upon the relative net assets of CSL and CSL III, respectively, as of the most recent quarter-end preceding the date of such termination.

(B) The Table of Definition in Article X of the Agreement shall be amended to delete therefrom the defined terms, and section references of, “BDC Expenses” and “Joint Expenses” in their entirety.

(C) The Table of Definition in Article X of the Agreement shall be amended to add the following defined terms and section references in the appropriate alphabetical order:

“Expense Cap	Section 9.4(b)”

“Transaction Expenses	Section 9.4(a)”

Section 2. Effect of Amendment. Except as specifically provided in this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement.

Section 3. Other Provisions. Article XI (General Provisions) of the Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CARLYLE SECURED LENDING III

By:	/s/ Justin Plouffe
Name: Justin Plouffe
Title: Chief Executive Officer

CARLYLE SECURED LENDING, INC.

By:	/s/ Thomas M. Hennigan
Name: Thomas M. Hennigan
Title: Chief Financial Officer

BLUE FOX MERGER SUB, INC.

By:	/s/ Thomas M. Hennigan
Name: Thomas M. Hennigan
Title: Secretary

CSL III ADVISOR, LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Chief Legal Officer

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Chief Legal Officer

[Signature Page to Amendment to the Agreement and Plan of Merger]